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                                                                 EXHIBIT 99.493


BACKGROUND

The California Power Exchange Corporation (CalPX), OM Gruppen AB (OM) and Perot Systems (Perot) have for some time been exploring the potential for an energy product clearinghouse in North America. The purpose of this document is to confirm the present mutual intentions of the parties to enter into an agreement to form a Pan-American clearinghouse for energy - ClearCo.

The mission of ClearCo is to become the leading energy clearinghouse in North America, serving multiple energy exchanges as well as the OTC-market. Furthermore, ClearCo will have the capability to handle any energy asset or instrument.

ClearCo is to be formed as an independent company with its own board and management. The operation will be for-profit and any relation between ClearCo and the founding partners is to be on a strictly commercial basis. This implies that services rendered from a founding party to ClearCo will be compensated for on market terms. Furthermore, ClearCo will in no way be limited to acquiring services only from the founding members. Rather, it will free to acquire services from any company it wishes, should commercial circumstances so suggest. To ensure a quickly moving set-up project it will be natural to acquire initial services from the founding partners.

ClearCo will have to be sufficiently capitalized in order to fund the project and the first 12-18 months of operation. The business plan will provide the required figure. The parties will provide capital in relation to the subscribed equity share.


VALUE PROPOSITION

The value proposition to the market participants will primarily be;


COUNTERPARTY RISK MANAGEMENT
ClearCo will be the central counterparty to all market participants, i.e. it will act seller to the buyer and buyer to the seller. The net position of ClearCo will therefore always be zero, anything else will suggest a default of a market participant. The concept of a central counterparty is of great value to market participants as it means that, rather than having to evaluate the creditworthiness of every counterparty, the creditworthiness of only one counterparty has to be dealt with. In addition, it means that the number of potential counterparties is vastly increased, as many companies currently are prohibited from dealing with small and low capitalized market participants.


FACILITATED ADMINISTRATION
ClearCo will handle all payments and settlement as well as the associated administration. Thereby market participants can get all trades, irrespective of origin marketplace, registered on a single account. This greatly facilitates risk management and the efficiency of margin collateral; a trade made on-exchange that is offset OTC will imply a zero position as well as zero margin collateral requirement. In addition, other cross-product netting schemes can be implemented further enhancing the efficiency of the funds tied up as margin collateral.

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Although ClearCo will assume the aggregate counterparty exposure of the market it will be a limited liability company. It will have three lines of defense in the case of a market participant default;

o    The margin collateral posted by the defaulting participant
o    The liable capital of the company
o    Any insurance or external coverage


OBJECTIVES

The long-term objective is to create a stand-alone fully developed clearing organization for the North American energy markets by Q4 2000, offering clearing solutions for trading taking place both on and off-exchange. The structure of this organization will be specified in the business plan. Although the service offerings to the participants might be introduced in several stages, the project should from day one focus on setting up the mature solution when it comes to the legal framework, capital structure and banking relationship. The objective has two initial sub-objectives:


CLEARING FOR BFM

Currently the CalPX performs a fully administrative clearing service to the BFM participants but since no central entity is taking on the financial counterparty risk the participants themselves face the financial risk of a major default. The barrier to entry in the BFM market today is substantial and approximately USD 5 million is required as an initial margin to participate in the market. This naturally excludes most of the potential participants from participating in the BFM market. One objective for the ClearCo project is to offer counterparty clearing to the participants in the BFM market.


OTC MARKET

As in any derivative market most of the trading will take place in the bilateral market and in a mature market an exchange could capture 30-50% of the total derivatives trading. Traditionally, OTC trades are not cleared and positions in the bilateral market require considerable back-office resources for settlement administration as well as credit surveillance of the various counterparties. The Nordic electricity market pioneered by offering clearing of these OTC contracts. This service has been a success and now most trades in the OTC market is cleared through the same central clearing organization as for the exchange. The second objective is to offer clearing service to the OTC market for electricity contracts in the US and offer counterparty risk management, administration as well as netting possibilities through the central clearing organization. Initial focus will be on WSCC.


OWNERSHIP

The proportion of ownership of ClearCo will be in relation to each party's contribution of value. A methodology will be developed for assessing value contribution. This methodology will include, but not be limited to, the following elements: clearing experience, clearing systems and processes that fit the US energy markets, clearing capital, neutral market operations, existing marketplace connections, system integration capability, expertise in organizing & operating ClearCo under US law.

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Because of OM's experience in clearing power markets, OM will become the majority owner of ClearCo under two conditions:

o CalPX believes OM's clearing systems and processes are reliably compatible, or can be made reliably compatible within the desired timeframe, with US energy market clearing practices and laws, and
o The marketing of ClearCo's services is done either under the name of CalPX Trading Services (or some other market-based unit of CalPX) or under the name of an LLC parent of ClearCo in which CalPX Trading Services (or equivalent) is the managing partner and at least equal owner. Because of the likelihood of OM being the majority owner of ClearCo, OM will be project leader


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ACTIVITY             WEEKS:   2  4   6   8   10   12   14   16   18   20   22   24   26   28   30   32
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LOI
Business Plan
Legal Work
Capital Structure
System development?
Marketing
IT integration
Staffing
Testing
Launch
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